Exhibit 99.1

January 25, 2005

Company Press Release

SOURCE:	California Steel Industries, Inc.

Contact:	Kyle Schulty
Manager, Communications
(909) 350-6024

California Steel Industries Reports Record Results for 2004

Fontana, CA.— California Steel Industries, Inc. (“CSI”) today reported net income for 2004 of $109.34 million on sales of $1.250 billion, both record results for the Company in its twentieth year of operations. Fourth quarter 2004 sales were $339.8 million, for net income of $35.1 million.

CSI shipped a record level 2.11 million tons of steel products in 2004. Fourth quarter shipments totaled 451,799 tons. EBITDA for 2004 totaled $224.0 million, and for fourth quarter totaled $67.9 million.

“We are obviously pleased with our results for 2004,” said Masakazu Kurushima, President and CEO. “While the market for steel was the strongest we have seen in many years, both at the demand and price levels, it is important to note that CSI had prepared to meet these market conditions, and our entire team responded to meet our customers’ requirements,” he continued.

Sales volumes were as follows (net tons):

	4Q04	4Q03	FY04	FY03
Hot Rolled	195,648	211,408	943,353	813,029
Cold Rolled	45,755	57,865	225,057	210,834
Galvanized	164,739	180,334	740,685	716,740
ERW Pipe	45,657	38,276	197,275	144,585
Total	451,799	487,883	2,106,370	1,885,188

Production records were set in all major operating units, while the Company’s employees again achieved its lowest total injury rate for the year.

Liquidity continues to remain strong, with the balance under the Company’s Revolving Credit Agreement at $4.0 million as of December 31, 2004, with availability of more than $100 million. Capital spending for 2004 totaled $23.0 million.

Results (in thousands, except for billed tons) are as follows:

	Three Months Ended (unaudited)		Twelve Months Ended (audited)
	12/31/2004	12/31/2003	12/31/2004	12/31/2003
Billed net tons	451,799	487,883	2,106,370	1,885,188
Net sales revenue	$339,756	$191,938	$1,249,931	$763,556
Cost of sales	$271,144	$177,946	$1,013,255	$719,935
SG&A	$7,898	$6,212	$29,179	$25,607
Operating income	$60,715	$7,780	$206,951	$18,510
Interest expense, net	$2,540	$3,196	$10,660	$13,730
Income before tax	$58,831	$5,000	$184,743	$6,815
Net income	$35,103	$3,115	$109,335	$4,544
Depreciation	$6,505	$6,777	$26,441	$28,049

Cash Flow Information:
Cash flows provided by (used in):
Operating Activities	$(13,358)	$35,846	$(354)	$78,254
Investing Activities	$(10,458)	$(4,556)	$(19,686)	$(14,620)
Financing Activities	$4,000	$0	$(21,806)	$(23,878)
EBITDA(1)	$67,875	$15,123	$223,998	$48,594

(1)	A reconciliation between cash flows from operations and EBITDA will be included in the Company’s Current Report on Form 8-K dated January 25, 2005.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, electric resistant weld pipe and galvanized coil and sheet. Located in Fontana, California, CSI has about 1,000 employees. For more information, please see our website at www.californiasteel.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.